Exhibit 10.26
First Amendment to the
FOSTER WHEELER INC.
1995 Stock Option Plan
(As Amended and Restated as of September 24, 2002)
     WHEREAS, Foster Wheeler Inc. (the “Company”) sponsors and maintains the 1995 Stock Option Plan of Foster Wheeler Inc. (as amended and restated as of September 24, 2002) (the “Plan”); and
     WHEREAS, the final regulations issued under Internal Revenue Code Section 409A are effective as of January 1, 2008 and require written compliance by January 1, 2009; and
     WHEREAS, the Company has reserved the right, in its sole discretion but subject to the approval of the Board of Directors of Foster Wheeler Ltd. (the “Parent Board”), to amend the Plan at any time.
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company under the Plan and subject to the approval of the Parent Board, the Plan is hereby amended as follows:
1.	By revising the last paragraph of Section 5(h) of the Plan in its entirety to read as follows:

For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a Common Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed during the 60-day period prior to and including the date of a Change of Control, or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per Common Share paid in such tender or exchange offer or Business Combination; provided, however, that (x) in the case of an option which (A) is held by an optionee who is an officer or director of the Company or Parent and is subject to Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change of Control, the Change of Control Price for such option shall be the fair market value of the Common Shares on the date such option is exercised or deemed exercised; (y) in the case of an ISO option, the Change of Control Price shall be in all cases the fair market value of the Common Shares on the date such option is exercised; and (z) with the consent of the optionee, in the case of an option granted to a U.S. taxpayer which vests after December 31, 2004, the fair market value of the Common Shares on the date the option is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists in whole or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Company Board.

2.	Except as provided above, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed on the date this First Amendment was approved by the Parent Board, i.e., May 6, 2008.

FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich
Name:	Raymond J. Milchovich
Title:	Chairman and Chief Executive Officer

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